EXHIBIT 10.35



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of April 15, 1998, by and between Newtech Electronics Industries, Inc. (f/k/a New M-Tech Corporation), a Florida corporation, with its principal place of business at 16550 N.W. 10th Avenue, Miami, Florida 33169 (the "Company"), and Hatch Masuda ("Executive").

                                    RECITALS

         WHEREAS, Executive is the Senior Vice President, Design and Product Development of the Company.

         WHEREAS, the Company desires to continue such employment upon certain terms and conditions. All of the terms, conditions and undertakings of this Agreement (including, without limitation, Section 8 hereof) were submitted to and duly approved and authorized in writing by the Company's Board of Directors.

         WHEREAS, the Company intends to file with the Securities and Exchange Commission a Registration Statement on Form S-1 with respect to the Company's proposed underwritten initial public offering of Common Stock (the "Offering").

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT. Executive shall be employed as the Senior Vice President, Design and Product Development of the Company.

         2. TERM. The term of this Agreement shall commence upon the date of the consummation of the Offering (the "Commencement Date") and shall terminate as provided below (the "Term"). Except as otherwise provided in Sections 6, 7 and 14 below, and except for termination for cause, the Term shall be a continuous two-year period commencing this date and running for a period such that on each "Anniversary Date," as defined below, one additional year automatically shall be added. On, or not more than 60 days prior to, any Anniversary Date either party may provide written notice to the other party of that party's intention not to extend the Term of this Agreement beyond the number of years then remaining in the Term, which number shall always be two. Such written notice shall be deemed the notice to terminate this

Agreement at the end of the two-year term then in effect. The "Anniversary Date," as used herein, shall be the first day of the second year of the Term and the first day of each subsequent year, including each year beyond the first two years of the Term. It is the intention of the parties that the Term as of each Anniversary Date automatically shall be two years, that at least two years' written notice shall be required to terminate this Agreement, except as otherwise provided in Sections 6, 7 and 14, and except for termination for cause, and that said written notice to terminate may only be given on, or not more than 60 days prior to, an Anniversary Date.

         3. DUTIES. During the Term, Executive shall use his best efforts and devote all of his working time and attention to the affairs of the Company in order to perform the duties of the Senior Vice President, Design and Product Development of the Company. Executive shall report directly to the Chief Executive Officer and President of the Company and shall perform such reasonable tasks and carry out such reasonable responsibilities as the Company's Board of Directors (the "Board") or the Chief Executive Officer and President shall assign or designate.

         4. COMPENSATION. During the Term of this Agreement, the Company shall compensate Executive as follows:

                  (a) SALARY. The Company shall pay Executive a base annual salary of $192,000, to be distributed in equal bi-weekly installments (the "Base Annual Salary"). The Base Annual Salary shall commence on the Commencement Date and shall remain in effect for the next consecutive twelve months of the Term. Thereafter, the Base Annual Salary will increase progressively for each of the ensuing twelve-month periods ("Fiscal Year") during the Term by an amount at least equal to the percentage increase in the Miami-Dade County Consumer Price Index published by the Bureau of Labor Statistics, United States Department of Labor (the "Index") for the twelve-month period beginning three months before the beginning of each such Fiscal Year. If at any time at which the determination of the Base Annual Salary adjustment is required the Index is no longer published or issued, the parties shall use such other index as is then generally recognized or accepted for similar determinations of purchasing power. If the parties are unable to agree on the selection of an index which would most accurately carry out the intent hereof, or if there is a dispute with respect to any computations as called for herein, then the issue with respect thereto shall be determined by arbitration according to the then existing rules of the American Arbitration Association. Nothing contained herein shall be construed to prevent the Company from increasing Executive's Base Annual Salary more often than annually or by a higher amount than required by the Index.

                  (b) EMPLOYEE BENEFITS. Executive shall participate in the Company's 1997 Stock Option Plan and all other insurances, or insurance plans, and employee benefits and bonuses covering the Company's senior executive officers as are now or may in the future be in effect. Employee shall be accorded at least the same level of insurance benefits and coverage, both as to types and amounts, as he has been accorded for the three months immediately preceding the date hereof, and the Company shall bear the full cost of providing such insurance coverage.

                  (c) EXPENSES. The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of conducting his duties hereunder.

                  (d) VACATION. Executive shall be entitled to a minimum of three weeks paid vacation per year.


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


                  (e) ADDITIONAL COMPENSATION. Notwithstanding anything to the contrary contained in this Agreement, Executive shall be entitled to all benefits, including bonuses, paid or given by the Company to executive officers of the Company during the Term, and nothing contained in this Agreement shall in any way be deemed to limit Executive's receipt of or participation in such benefits, bonuses or benefit plans or to preclude the Company from making additional payments, in the form of bonuses or otherwise, or conferring additional benefits upon Executive.

         5. RESTRICTIONS.

                  (a) NON-COMPETITION; NON-SOLICITATION. During the "Restricted Period" (as hereinafter defined), Executive agrees not to, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any company or person, engage in any business activity, including but not limited to any business activity related to the design, sourcing, manufacture, marketing or sale of consumer electronic products in the "Restricted Area" (as hereinafter defined) which is directly or indirectly in competition with the products being designed, sourced, manufactured, marketed or sold by the Company or any subsidiary or which is directly or indirectly detrimental to the business of the Company or any subsidiary; provided, however, that the record or beneficial ownership by Executive of five percent (5%) of the publicly traded capital stock of any such company or person for investment purposes shall not be deemed to be in violation of this Section 5(a) so long as Executive is not an officer, director, employee or consultant of such company or person.

         Executive further agrees that, during the "Non-Solicitation Period" (as hereinafter defined), Executive shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (a) recruit, solicit, induce or otherwise influence any employee, director, officer, consultant, agent, supplier, customer, prospect, proprietor, partner, stockholder, lender, joint venturer, investor, lessor or any other person or entity that had a business relationship with the Company or any subsidiary at any time during the two (2) years prior to the date of such solicitation, to discontinue, reduce or modify such relationship with the Company or any subsidiary; or (b) employ or seek to employ any person or agent who is then employed or retained by the Company or any subsidiary (or who was so employed or retained at any time within the two (2) years prior to the date Executive employs or seeks to employ such person).

         The "Restricted Period" shall mean the period of two (2) years after the date on which Executive's employment with the Company under this Agreement is terminated. The "Restricted Area" shall mean the United States of America, Mexico, South America, Central America and the Caribbean.

         Executive acknowledges and agrees that the covenants provided for in this Section 5(a) are reasonable and necessary in terms of time, area and line of business to protect the Company's legitimate business interests in protecting its "Trade Secrets" (as hereinafter defined). Executive further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company's other legitimate business interests,


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

which include its interests in protecting its (x) valuable "Confidential Information" (as hereinafter defined), (y) substantial relationships with specific customers throughout the United States of America, Mexico, South America, Central America and the Caribbean and (z) customer goodwill associated with its ongoing business by way of its marketing throughout the United States of America, Mexico, South America, Central America and the Caribbean. Executive hereby expressly authorizes the enforcement of the covenants provided for in this Section 5(a) by (w) the Company, (x) any assignee of the Company, (y) any affiliate of the Company and (z) any successor to the business of the Company. To the extent that the covenant provided for in this Section 5(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to (and the parties contemplate that such court will) reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                  (b) NON-DISCLOSURE. During the term of this Agreement and during the periods described in the last sentence of this paragraph, Executive shall (i) receive and hold all Company Information in trust and in strictest confidence, (ii) protect the Company Information from disclosure and shall in no event take any action causing, or fail to take any action necessary to prevent, any Company Information to lose its character as Company Information or as property of the Company, and (iii) not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion. The provisions of this paragraph shall survive the termination of this Agreement (x) for a period of five years with respect to Confidential Information and (y) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

         "Company Information" shall mean Confidential Information and Trade Secrets. "Confidential Information" shall mean confidential data and confidential information relating to the business and/or products of the Company and its subsidiaries (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through the performance of its obligations under this Agreement and which has value to the Company and its subsidiaries and is not generally known to competitors of the Company and its subsidiaries. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its subsidiaries, (ii) has been independently developed and disclosed to the general public by others or (iii) otherwise enters the public domain through lawful means. "Trade Secrets" shall mean information of the Company and its subsidiaries, including, but not limited to, technical or non-technical data, formulas, designs, styles, specifications, configurations, concepts, techniques, procedures, production methods, customer lists, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities which can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.


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

                  (c) INJUNCTION. The parties hereto hereby acknowledge that a breach or violation by Executive of any or all of the covenants and agreements contained in this Section 5 may cause irreparable harm and damage to the Company in a monetary amount which may be virtually impossible to ascertain. As a result, Executive acknowledges and agrees that the Company shall be entitled to an injunction from any court of competent jurisdiction without having to post a bond and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 5 by Executive, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies that the Company may possess hereunder, at law or in equity. Nothing contained in this Section 5 shall be construed to prevent the Company from seeking and recovering from Executive damages sustained by it as a result of any breach or violation by any of them of any of the covenants or agreements contained in this Section 5.

         6. DEATH. If Executive shall die during the Term of this Agreement, the Term shall terminate on the date thereof, and the Company shall pay Executive's estate a sum equivalent to one year's Base Annual Salary, as adjusted pursuant to Section 4(a) above. Such payment shall be paid within 90 days of Executive's death and shall be in addition to any life insurance benefits payable as the result of Executive's death.

         7. DISABILITY. If during the Term Executive is unable to perform the essential duties of his position, with or without reasonable accommodation, by reason of illness or incapacity, for a period of 360 consecutive days or more, the Company may, at its option, upon written notice to Executive, terminate this Agreement, which termination shall be effective one year from the date of such written notice. Such termination, however, shall not affect any rights of Executive to insurance payments due to Executive as a result of the insurance coverage provided for in Paragraph 4(c). Determination of whether Executive is disabled shall be determined in accordance with the Company's long-term disability plan.

         8. CHANGE IN CONTROL. This Agreement shall continue in full force and effect notwithstanding any change in control, merger, consolidation or reorganization of any kind involving the Company or the sale of all or substantially all of its assets. It shall be binding upon the Company and Executive and their respective heirs, executors, administrators, successors and assigns.

                  Notwithstanding anything to the contrary contained herein, in the Company's 1997 Stock Option Plan or the related stock option agreements or in any of the Company's other stock option plans, incentive compensation plans or similar plans or in the related agreements between the Company and Executive from time to time, if at any time during the Term there shall be a change in control of the Company, then Executive shall have the option of terminating this Agreement immediately upon notice and, in such event: (i) any stock option of the Company granted to Executive shall be exercisable immediately and the stock of the Company acquired pursuant to such exercise may be sold by Executive subject to no restrictions by the Company whatsoever (other than those imposed by federal and state securities laws); and (ii) the Company shall pay to Executive, at the time of such termination, a lump sum equal to three times Executive's Base Annual Salary, adjusted pursuant to Section 4(a) above for the fiscal year in


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

which such termination occurs. The Company's execution of this Agreement constitutes the determination in writing of its Board of Directors to provide for the acceleration of vesting of Executive's stock options pursuant to Section 8(b) of the Company's 1997 Stock Option Plan and Section 10 of any Stock Option Grant thereunder. For purposes of this Agreement, a "change in control" shall mean:

                            (a) (i) (A) The acquisition (other than by or from
                  the Company), at any time after the date hereof, by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of Directors, which acquisition has not been approved by the Board; or

                                    (B) Approval by the shareholders of the
Company of (x) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of Directors of the reorganized, merged or consolidated company's then outstanding voting securities, (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned, which transaction has not been approved by the Board; AND

                           (ii) Such change in control results in a diminution
in Executive's compensation, responsibilities or position such that Executive cannot in good faith continue to fulfill the responsibilities for which he is employed, as determined by Executive in his sole discretion, and if such change in control did not occur due to Executive's intentional bulk sale of voting shares of the Company owned by him directly to such control persons or group; OR

                  (b) The four (4) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") or any group of the Incumbent Board cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (as opposed to an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

                  Such lump sum payment shall be in lieu of any and all compensation due to Employee for the years that would otherwise be remaining in the Term pursuant to Paragraph 2. Upon receipt of said lump sum payment, this Agreement and all rights and duties of the parties shall be terminated, except as follows. In consideration for such lump sum payment and for the


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

right to terminate under the conditions set forth above, Executive agrees to consult with the Company and its officers if requested to do so for a period of at least three years from the date of such termination. However, Executive shall be required to devote only such part of his time to such services as Executive believes reasonable in Executive's sole discretion, and the time and date such services are offered shall be determined by Executive so long as that time and date is within a reasonable period of time after the request. It is expressly agreed that the Company's rights to avail itself of the advice and consultation services of Executive shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Executive in such events, and that noncompliance with any such request by Executive for good cause, including, but not limited to, ill health, prior commitments, conflicts of interest or absence from Miami-Dade County, Florida, shall not constitute a breach or violation of this Agreement. Executive agrees that, except for reimbursement of all reasonable expenses incurred by him with respect to such consultation and advisory services, payable as such consultation and advisory services are rendered, he shall not be entitled to any further compensation. It is understood that in furnishing any advisory and consulting services provided herein, Employee shall not be an employee of the Company but shall act in the capacity of an independent contractor.

         9. INVENTIONS AND PATENTS. Executive agrees that all inventions, innovations or improvements in the Company's method of conduction its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company. Executive will promptly disclose such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

         10. WAIVERS. It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by either party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically stated in writing as aforementioned.

         11. SAVINGS PROVISION. The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time, shall not affect the validity of the remaining portions thereof.

         12. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

         13. NOTICES. If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, such notice must be in writing and given by personal delivery or by Federal Express, UPS or other similar courier service, to the recipient at the address set forth below and shall be deemed effective upon receipt.


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

                If to the Company:          Newtech Electronics Industries, Inc.
                                            16550 N.W. 10th Avenue
                                            Miami, Florida 33169

                If to Executive:            Hatch Masuda
                                            _____________________________
                                            _____________________________

         14. DEFAULT. In the event either party defaults in the performance of its obligations under this Agreement, the nondefaulting party may, after giving 30 days notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity, action at law, or, where specifically provided for herein, by arbitration, to enforce performance under this Agreement or to recover damages for breach thereof, including all costs and attorneys' fees, whether settled out of court, arbitrated or tried (at both trial and appellate levels).

         15. CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 15, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                  (b) All determinations required to be made under this Section 15 shall be made by the Miami, Florida office of Ernst & Young, independent certified public accountants, or, at Executive's option, any other nationally or regionally recognized firm of independent public accountants selected by Executive and approved by the Company, which approval shall not be unreasonably withheld or delayed (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the date of a change in control (as defined in Section 8 of this Agreement, as amended from time


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

to time) or such earlier time as is requested by the Company and an opinion to Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 15, provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 15 and shall notify Executive promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 15 shall be borne by the Company.

                  (c) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive, which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan AB INITIO to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                                     * * * *

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the Company and Executive have signed this
Agreement as of the day and year first above written.

                               NEWTECH ELECTRONICS INDUSTRIES, INC.


                               By:/S/ JOEL NEWMAN
                                  ----------------------------------------------
                                   Name:   Joel Newman
                                   Title:  Chairman, Chief Executive Officer and
                                           President

                               EXECUTIVE:

                               /S/ HATCH MASUDA
                               -------------------------------------------------
                               Hatch Masuda